Exhibit (e)(2)

October 12, 2005

Koch Industries, Inc.

4111 E. 37th Street North

Wichita, Kansas 67220

Attention: Steve Feilmeier

Re:	Confidentiality Agreement

Dear Steve:

Koch Industries, Inc. (“Koch” or “you”) now or in the future will be reviewing certain information provided to it by Georgia-Pacific Corporation (“GP”) or its affiliates (“Provider”) to assist Koch in evaluating making a possible purchase of certain stock or assets of GP (the “Project”). In order that Koch may determine the extent of its interest, certain oral and written information regarding the Project will be provided to Koch which is proprietary and confidential information of Provider.

As used herein, the term “Person” includes, without limitation, any corporation, company, entity, trust, group, partnership, or individual. The term “Representative” means any Person acting on behalf of Provider or Koch, as the case may be, including without limitation, Koch’s (or Provider’s, as the case may be) directors, officers, partners, employees, agents, representatives, financial advisors, attorneys, accountants, and consultants. The term “Information” means any and all oral and written information, including information in documentary, handwritten, electronic form, or any other form, that is (i) furnished by Provider to you or any of your Representatives in connection with your evaluation of the Project or furnished to us in regard to the purchase by Koch from Provider of the two pulp and paper mills in May 2004, or (ii) prepared by you or your Representatives and containing, in whole or in part based on, any information described in clause (i) above.

In consideration of your being furnished with the Information by Provider, you agree that:

1.     Subject to Paragraph 6 below, the Information will be kept confidential and will not, without the prior written consent of Provider, be disclosed by you or your Representatives, in whole or in part. Moreover, you agree to disclose to your Representatives that you are evaluating the Project and to transmit Information to your Representatives, in both cases, only if and to the extent that such Representatives need to know the Information for the purpose of evaluating the Project and are informed by you of the confidential nature of the Information and agree (in writing in the case of third party Representatives) to be bound by the terms of this Agreement.

2.     Except as otherwise permitted herein, without the prior written consent of Provider, you and your Representatives will not disclose to any other Person your participation in evaluating the Project, including that Information has been made available or the status of such process, except as required by law, regulation or legal process and then only with prior written notice to Provider.

3.     If no transaction is consummated between us regarding the Project, upon our request, you will either destroy the Information (including all copies thereof) or, at your option, return the Information immediately to Provider, without retaining any copies or extracts thereof; provided.

4.     The term “Information” does not include information which (i) is or becomes available to the public other than as a result of a disclosure by you or anyone to whom you or any of your Representatives transmit any information, (ii) is or becomes known or available to you on a basis not in contravention of applicable law from a source (other than Provider or one of its Representatives) which you reasonably believe is not prohibited from transmitting such information to you by any contractual, legal or fiduciary obligation to Provider, (iii) was in your possession prior to the time it was acquired hereunder, or (iv) was developed by or for you without reference to the Information.

5.     You (i) acknowledge that neither Provider nor any of its Representatives makes any representation or warranty (express or implied) as to the accuracy or completeness of the Information and (ii) agree, to the full extent permitted by law, that neither Provider nor any of its Representatives shall have any liability whatsoever to you or to any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws, or otherwise) as a result of your participation in the evaluation of the Project and the use of the Information by you or your Representatives. This Agreement sets forth all of your obligations with respect to Information except as may be otherwise provided in a subsequent written agreement between you and us. You agree that only those representations or warranties which are made in a final definitive agreement regarding the Project, when, as and if executed and delivered by the parties, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect.

6.     Should any person seek to legally compel you or anyone to whom you transmit the Information pursuant to this Agreement (by oral questions, interrogatories, requests for Information or documents, subpoena, civil investigative demands or otherwise) to disclose any of the Information, you will provide (if not otherwise prohibited from doing so) Provider with prompt written notice so that Provider may seek, at Provider’s expense, a protective order or other appropriate remedy (including by participating in any proceeding to which Koch is a party, which at Provider’s request you will use all reasonable efforts to permit Provider to do) and/or waive compliance with the provisions of this Agreement. You agree to provide reasonable cooperation to Provider, including making available witnesses to the extent they are under your control, in connection with its efforts pursuant to this paragraph. If, after complying with the preceding sentence, you are legally compelled to disclose any such Information, you may furnish that portion (but only that portion) of the Information which is legally required.

7.     It is understood and agreed that no failure or delay by Provider or you in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

8.     This Agreement shall inure to the benefit of and be binding upon Provider and you and your respective successors and assigns, including any successor to Provider or you or to substantially all of its or your assets or business, by merger, consolidation, purchase of assets, purchase of stock or otherwise.

9.     You agree that Provider may be irreparably injured by a breach of this Agreement by you or your Representatives and that Provider would be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by you or your Representatives, but shall be in addition to all other remedies available at law or equity.

10.     You agree that unless and until a final definitive agreement providing for a transaction has been executed and delivered by the Provider and you, none of the Provider, any of its shareholders, nor you is or will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of any written or oral expression with respect to such a transaction by the Provider or any of its Representatives, by you or any of your Representatives or by virtue of this Agreement except for the matters specifically agreed to herein. You agree that until a final definitive agreement providing for a Transaction has been executed and delivered by the Provider and you, no document (including this Agreement and the Information) or other information or materials shall constitute an offer to sell securities of the Provider.

11.     You agree that the Information is and shall be and remain the property of the Provider or its subsidiaries, as applicable, and that the Provider has not, and its affiliate and subsidiaries have not, granted and will not grant you any license, copyright or similar right with respect to any of the Information or any other material made available to you by or on behalf of the Provider or its subsidiaries.

12.     Your obligations hereunder shall terminate two (2) years from the date of this Agreement.

13.     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such State and Provider and Koch hereby submit to the jurisdiction of the courts of such State.

14.     Unless otherwise agreed in writing, all communications from you or your Representatives regarding the Project or this Agreement, including without limitation requests for additional information, will be directed exclusively to any one of: A.D. Correll, Lee Thomas, Danny Huff, Tyler Woolson, Jim Kelley or Ken Khoury.

Very truly yours,

Georgia-Pacific Corporation

By:	/s/ Danny W. Huff
Print Name:	Danny W. Huff
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED

Koch Industries, Inc.

By:	/s/ Steven J. Feilmeier
Print Name:	Steven J. Feilmeier
Title	Chief Financial Officer

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